Annual Stockholder Meeting Results:

PCM held its annual meeting of stockholders on April 30, 2014.

PCM:

Stockholders voted as indicated below:
						                       Withheld
		     				Affirmative	      Authority

Re-election of Bradford K. Gallagher -
Class II to serve until the annual
meeting for the 2017 fiscal year		 9,843,618             183,216

Re-election of Hans W. Kertess -
Class II to serve until the annual
meeting for the 2017 fiscal year
		                                 9,833,367             193,467

Re-election of John C. Maney+ -
Class II to serve until the annual
meeting for the 2017 fiscal year
		                                 9,847,804             179,030

The other members of the Board of Directors at the time of the meeting, namely, Ms. Deborah A. DeCotis and Messrs. James A. Jacobson, William B. Ogden, IV, and Alan Rappaport continued to serve as Directors of the Fund.

+ Interested Trustee

Special Stockholder Meeting Results:

PCM held a special meeting of stockholders on July 31, 2014.

PCM:

Stockholders voted on these meetings as indicated below:

	                                        For      Against	Abstain

Approval of an Investment Management
Agreement between PCM and Pacific
Investment Management Company LLC	    5,488,259	 58,498	       324,975